May 1, 2009

Name

Title

Address

Address

City, State, Zip

Dear Name:

In recognition of the continuing decrease in the market value of residential mortgages, Federal Home Loan Bank of Atlanta (Bank) will increase the discount it applies to Residential 1-4 First Mortgage collateral from 25 percent of Unpaid Principal Balance (UPB) to 30 percent of UPB as well as increase discounts applied to three sub-categories of pledged residential mortgage collateral.

Two of the sub-categories will be Residential 1-4 Interest-only, Adjustable-rate Mortgages (ARMs) and Interest-only Hybrid mortgage collateral, and Residential 1-4 Negative Amortization mortgages and Payment-Option ARMs. These categories will have discounts of 40 percent of UPB and 55 percent of UPB, respectively.

In addition, the Bank also will increase the discount applied to Home Equity Lines of Credit (HELOCs) and Second Mortgage collateral from 50 percent of UPB to 60 percent of UPB.

All of the changes will take effect on June 1, 2009, when the discounts will be applied to member financial institutions' Pledged Qualifying Collateral. As part of the implementation, the Bank will also revise its Qualifying Collateral Report (QCR) process to require a one-time, interim QCR filing of both Residential 1-4 Family and HELOC collateral that will be due before May 31, 2009. In addition, this report as well as all QCRs going forward will require members to supply the Bank with more information about the loans pledged as collateral to secure advances.

The revised discount levels reflect decline in market values of mortgage loans and ongoing volatility in the mortgage and credit markets. In the interest of sound risk management, the Bank will continue to evaluate collateral discounts in relation to current market values of various categories of mortgages and home equity lines of credit.

The following table summarizes how the Bank will apply discounts to determine Lendable Collateral Value (LCV) of the underlying loans pledged by a member to support outstanding advances and other liabilities of the borrower to the Bank.

Collateral Type	Current Lendable Collateral Value %	Lendable Collateral Value % on June 1, 2009
Residential 1-4 First Mortgage Collateral	75 of UPB	70 of UPB
Residential 1-4 First Mortgage Collateral - Interest-only ARM and Interest-only Hybrid	75 of UPB	60 of UPB
Residential 1-4 First Mortgage Collateral - Negative Amortization and Payment-option ARM	50 of UPB	45 of UPB
HELOCs and Second Mortgages	50 of UPB	40 of UPB

The revised discounts will be applied to your institution's current pledged collateral on June 1, 2009. Please be aware that borrowers with credit ratings of one through eight are required to maintain at all times qualifying collateral that has an LCV at least equal to 100 percent of the outstanding amount of all advances and other liabilities to the Bank.

Borrowers with credit ratings of nine and 10 are required to maintain at all times qualifying collateral that has an LCV at least equal to 110 percent and 125 percent, respectively, of the outstanding amount of all advances and other liabilities to the Bank. At this time, the Bank is able to maintain current collateral discounts on other categories of qualifying collateral, such as Securities, Multifamily Mortgage Collateral, and Commercial Mortgage Collateral.

Qualifying Collateral Reports

In conjunction with the implementation, the Bank will revise the Qualifying Collateral Report (QCR) for residential 1-4 mortgages and HELOCs. As part of the change, the Bank is requiring members to submit a QCR for both Residential 1-4 Family and HELOC collateral loan data as of April 30, 2009. This interim QCR is due no later than May 31, 2009.

Please note that this submission is in addition to the QCRs that members were required to file with first quarter 2009 loan data. Once the Bank processes the interim QCRs due before May 31, members will resume quarterly and monthly submission cycles based on the collateral types they pledge.

Beginning with the QCR for loan data as of April 30, 2009, members also will be required to complete the "Additional Information" section of the report, which includes data such as loan amortization type, measures of credit quality, and subprime and nontraditional loan characteristics. The Bank will inform members when the revised QCR is available on FHLBAccess®.

The Bank will use this data to categorize pledged residential loan collateral and apply the appropriate discounts. We recommend that members submit all QCRs via FHLBAccess, the Bank's secure members-only website.

During this difficult time in the mortgage and credit markets, the Bank has worked diligently to fund members at attractive interest rates, while balancing this effort with sound risk management. The changes in collateral discounts and categories will assist in the protection of your institution's investment in the Bank. Please contact your Relationship Manager or Regional Collateral Manager at 800.536.9650 if you have questions about how this change will affect your institution.

Sincerely,

Kirk Malmberg

Executive Vice President, Chief Credit Officer